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                                                                  EXHIBIT 5.0

                                       May 28, 1997



Board of Directors
AntiVirals Inc.
One S.W. Columbia, Suite 1105
Portland, OR 97258


Gentlemen:

     In connection with the public offering of 2,000,000 units (the "Units"), each consisting of one share of Common Stock, $.0001 par value (the "Common Stock") and one warrant for the purchase of one share of Common Stock (the "Warrants"), of AntiVirals Inc., an Oregon corporation (the "Company"), under the registration statement on Form SB-2 and the proposed sale of the Units pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by the Company and Paulson Investment Company, Inc., Millennium Financial Group and First Colonial Securities Group, Inc., as representatives of the several underwriters, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Units, the shares of Common Stock and the Warrants to be sold pursuant to the Underwriting Agreement, when such Units, shares of Common Stock and Warrants have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the registration statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

                                   Very truly yours,

                                   /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                                   ATER WYNNE HEWITT DODSON & SKERRITT, LLP